Exhibit 21.01
SUBSIDIARIES

NAME OF THE SUBSIDIARY	STATE OF INCORPORATION
Adesso-Madden, Inc.	New York
The Asean Corporation Limited	British Virgin Islands
BA Brand Holdings LLC	New York
BA Brand Management LLC	New York
BAI Holding, LLC	New York
B.B. Dakota, Inc.	California
BJ Acquisition LLC	Delaware
Carvela Ltd	United Kingdom
Cejon Accessories Inc	New York
Comercial Diecesiette S.A. de C.V.	Mexico
Daniel M. Friedman & Associates, Inc.	New York
Diva Acquisition Corp.	Delaware
Dolce Vita Footwear Inc	Washington
Dolce Vita Holdings, Inc.	Washington
DV Retail Inc	New York
Importadora Steve Madden Mexico S de RL de CV	Mexico
Jasper Footwear Ltd	United Kingdom
KG Group Holdings Ltd	United Kingdom
Kurt Geiger Australia Pty Ltd	Australia
Kurt Geiger France SAS	France
Kurt Geiger Germany GmbH	Germany
Kurt Geiger Hong Kong Limited	Hong Kong
Kurt Geiger Ireland Ltd	Ireland
Kurt Geiger Italy SRL	Italy
Kurt Geiger Ltd	United Kingdom
Kurt Geiger Kindness Foundation	United Kingdom
Kurt Geiger Shoes Ltd	United Kingdom
Kurt Geiger Topco Ltd	Cayman Islands
Kurt Geiger USA, Inc.	Delaware
Madden Asia Holding Limited	Hong Kong
Madden Europe Holdings B.V.	Netherlands
Madden International Limited	Hong Kong
Maddman Productions LLC	New York
Madlove LLC	New York
Maximus Designer Shoes S.A. de C.V.	Mexico
Mercury Acquisitions Topco Ltd	Jersey
Mercury Acquisitions Ltd	United Kingdom
Mercury Midco 1 Ltd	United Kingdom

Mercury Midco 2 Ltd	United Kingdom
Platinum Design Limited	China
Report Footwear Inc	Washington
Schwartz & Benjamin, Inc.	New York
Shoeaholics Ltd	United Kingdom
SM Distribution China Co., Ltd.,	China
SM Retail Benelux B.V.	Netherlands
SML Canada Acquisition Corp.	Canada
SML UK Holdings Ltd	United Kingdom
Steven Madden Europe B.V.	Netherlands
Steven Madden Holding LLC	Delaware
Steven Madden Retail, Inc.	Delaware
Stevies Inc	New York
StevMad Fashion Portugal, Unipessoal Lda	Portugal
The Topline Corporation	Washington
Topline Footwear Limited	Hong Kong
Trendy Imports S de RL de CV	Mexico